Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Director, Investor Relations

(804) 788-1824

MASSEY ENERGY PROMOTES PHILLIPS AND TOLBERT

Richmond, Virginia, November 17, 2004 - Massey Energy Company (NYSE:MEE) today announced that its Board of Directors elected Baxter F. Phillips, Jr. to the position of Executive Vice President and Chief Administrative Officer, effective November 20, 2004. Mr. Phillips, 58, will fill the position previously held by James L. Gardner. Since August 2003, Mr. Phillips has served as Senior Vice President and Chief Financial Officer. Eric B. Tolbert, 36, will succeed Mr. Phillips as Vice President and Chief Financial Officer.

Reporting to Mr. Phillips will be the Massey Richmond headquarters functions, including sales, finance, human resources, information systems and investor relations. Mr. Phillips has twenty-three years of service with the Company. Prior to being named Chief Financial Officer, he served as Vice President and Treasurer since Massey went public in November 2000. He joined the Company in 1981 and served in a variety of functions, including export sales, purchasing, treasury, cash management, human resources and benefits. Mr. Phillips, a Virginia native, is a graduate of Virginia Commonwealth University and received his Masters of Business Administration from that institution in 1976.

Mr. Tolbert has served as Corporate Controller since 1999. He joined the Company in April 1992 as a financial analyst and subsequently served as Director of Financial Reporting. Prior to joining Massey, Mr. Tolbert worked in public accounting. He received his undergraduate degree from the University of Richmond and his Masters of Business Administration from Virginia Commonwealth University in 1995. He is a Certified Public Accountant.

“These are well deserved promotions for both Baxter and Eric,” said Don L. Blankenship, Massey Chairman and CEO. “The CAO job is a natural fit for Baxter, who has been with Massey for over two decades, has had personal experience with all of the Company’s administrative functions and has long and close working relationships with our Richmond staff, as well as our mine operations management. Similarly, Eric has been with Massey for twelve years and has been our principal accounting officer; he is an excellent fit for the CFO role.”

Massey Energy Company, headquartered in Richmond, Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

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